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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-117346

PROSPECTUS

iBASIS, INC.

$29,000,000 OF 8% SECURED CONVERTIBLE NOTES DUE 2007

20,961,971 SHARES OF COMMON STOCK

        This prospectus relates to the offer and sale of the following securities by the selling stockholders identified in this prospectus:

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  $29,000,000 of 8% Secured Convertible Notes due 2007, referred to herein as the "New Secured Notes";

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  Up to 20,851,740 shares of our common stock, issuable upon the conversion of the New Secured Notes and upon exercise of certain warrants ("Warrants"); and

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  110,231 shares of our common stock issued to our investment banker, Imperial Capital, LLC, as partial compensation for services provided to us in connection with the June 2004 refinancing of our debt obligations.

        We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

        Our common stock is traded on the OTC Bulletin Board under the symbol "IBAS." On April 22, 2005, the last sale price of our common stock, as quoted on the OTC Bulletin Board, was $2.30 per share.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

        SEE "RISK FACTORS" BEGINNING ON PAGE 4.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        NOTE TO CALIFORNIA INVESTORS: THE OFFERING OF THE COMMON STOCK AND THE NEW SECURED NOTES PURSUANT TO THIS PROSPECTUS IS LIMITED TO SUITABLE INVESTORS. PLEASE SEE "SPECIAL NOTE TO CALIFORNIA INVESTORS" ON PAGE 2 OF THIS PROSPECTUS FOR A DESCRIPTION OF THE SUITABILITY REQUIREMENTS.

The date of this prospectus is April 20, 2005.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. Neither this prospectus nor any prospectus supplement is an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction where an offer or solicitation is not permitted. No sale made pursuant to this prospectus shall, under any circumstances, create any implication that there has not been any change in our affairs since the date of this prospectus.

SPECIAL NOTE TO CALIFORNIA INVESTORS

        The offering of the common stock and the New Secured Notes offered by the selling securityholders pursuant to this prospectus is limited to, and such securities may be sold in California only to, suitable investors who have (A) a minimum net worth of at least $75,000 and a minimum gross income of $50,000, or (B) in the alternative, a minimum net worth of $150,000, in both instances exclusive of their home, home furnishings and automobile, PROVIDED, that in either case, the investment may not exceed 10% of the investor's total net worth. Also, a "small investor" who, including the offering pursuant to this prospectus, has not purchased more than $2,500 worth of our securities in past twelve months, may also purchase common stock or New Secured Notes offered pursuant to this prospectus in an amount not to exceed $2,500 in the aggregate. Each California investor will be required to confirm in writing to the applicable selling securityholder its compliance with the foregoing suitability standards.

THE COMPANY

        We are a leading provider of international communications services and a provider of retail prepaid calling services. Our business consists of our Voice-Over-Internet-Protocol ("VoIP") trading business, in which we connect buyers and sellers of international telecommunications services, and our retail services business. In the VoIP trading business we receive voice traffic from buyers—originating carriers who are interconnected to our network via VoIP or traditional TDM connections, and we route that traffic over the Internet to sellers—local carriers in the destination countries with whom we have established termination agreements. We use proprietary, patent-pending technology to automate the selection of routes and termination partners based on a variety of performance, quality, and business metrics. We offer this international call completion service on a wholesale basis to carriers, telephony resellers and other service providers worldwide and have termination agreements with local service providers in North America, Europe, Asia, the Middle East, Latin America, Africa and Australia.

        We were incorporated as a Delaware corporation in 1996. Our principal executive offices are located at 20 Second Avenue, in Burlington, Massachusetts and our telephone number is (781) 505-7500. Our website is located at http://www.ibasis.net. Information contained on our website should not be considered a part of this prospectus.

THE OFFERING

        In June 2004, we prepaid all $25.2 million of our 11 1/2% Senior Secured Notes due in January 2005, pursuant to the terms of a Note Repurchase, Exchange and Termination Agreement, by and among us and the holders of the 11 1/2% Senior Secured Notes due in January 2005, for cash equal to the principal amount of the 11 1/2% Senior Secured Notes due in January 2005 plus accrued interest and the issuance of warrants exercisable for an aggregate of 5,176,065 shares of our common stock, $0.001 par value per share ("common stock"), at $1.85 per share (the "Warrants"). Pursuant to the terms of a Note Purchase Agreement by and among us and the purchasers of the New Secured Notes, we simultaneously issued $29.0 million aggregate principal amount of our New Secured Notes, of which $25.2 million was used to prepay the 11 1/2% Senior Secured Notes due in January 2005. The New Secured Notes are convertible into shares of common stock at $1.85 per share.

        We are registering the New Secured Notes and the shares of common stock underlying the New Secured Notes and the Warrants in accordance with registration rights agreements we entered into with holders of our 11 1/2% Senior Secured Notes due in January 2005 and our New Secured Notes. We are also registering 110,231 shares of our common stock that we issued to our investment banker, Imperial Capital, LLC, as partial compensation for services provided to us in connection with the Exchange Offer and the refinancing of our 11 1/2% Senior Secured Notes due in January 2005. Our registration of the securities does not necessarily mean that the selling securityholders will convert the New Secured Notes or exercise any of the Warrants or sell any or all of the underlying securities we have registered.

        Although we may receive cash upon the exercise of the Warrants, we will not receive any of the proceeds from the sale by the selling securityholders of the New Secured Notes, the common stock issuable upon conversion of the New Secured Notes or upon exercise of the Warrants, or the common stock issued to our investment banker, Imperial Capital, LLC.

        For information regarding the selling securityholders and the resale of the securities, see "Selling Securityholders" and "Plan of Distribution."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. The ratio of earnings to fixed charges has been calculated on a consolidated basis and should be read in conjunction with our consolidated financial statements and the related notes and

"Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2004, filed on March 28, 2005 and incorporated by reference herein.

	Year Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands)
Excess (deficiency) of earnings to fixed charges	$(19,397)	$(10,938)	$(56,501)	$(140,919)	$(62,292)
Ratio of earnings to fixed charges	(3.1)	(0.1)	(3.7)	(7.3)	(3.7)

        The ratios of earnings to fixed charges presented above were computed by dividing our earnings by fixed charges. For this purpose, earnings have been calculated as fixed charges plus loss from continuing operations. Fixed charges consists of interest expense, interest charged to the gains on bond repurchases and exchanges and amortization of deferred financing costs. We had no capitalized interest for any of the periods presented.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, which we believe are all the material risks to our business, together with the information contained elsewhere in this report, before you make a decision to invest in our company.

Risks Related to Our Company

A failure to obtain necessary additional capital in the future could jeopardize our operations.

        We will need additional capital in the future to fund our operations, finance investments in equipment and corporate infrastructure, expand our network, increase the range of services we offer and respond to competitive pressures and perceived opportunities. We have had a history of negative cash flows from operations. For year ended December 31, 2004 and for the year ended December 31, 2003, our negative cash flow from continuing operations was $7.2 million and $3.2 million, respectively. Cash flow from operations and cash on hand may not be sufficient to cover our operating expenses, working capital, interest on and repayment of our debt and capital investment needs. We may not be able to obtain additional financing on terms acceptable to us, if at all. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. A failure to obtain additional funding could prevent us from making expenditures that are needed to allow us to grow or maintain our operations.

Our financial condition, and the restrictive covenants contained in our credit facility may limit our ability to borrow additional funds or raise additional equity as may be required to fund our future operations.

        We incurred significant losses from continuing operations of $19.4 million for year ended December 31, 2004 and $10.9 million for the year ended December 31, 2003. Our accumulated deficit, and stockholders' deficit was $429.7 million and $23.9 million, respectively, as of December 31, 2004. Moreover, the terms of our new $15 million revolving credit facility and our new debt may limit our ability to, among other things:

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  incur additional debt;

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  retire or exchange outstanding debt;

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  pay cash dividends, redeem, retire or repurchase our stock or change our capital structure;

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  acquire assets or businesses or make investments in other entities;

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  enter into certain transactions with affiliates;

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  merge or consolidate with other entities;

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  sell or otherwise dispose of assets or use the proceeds from any asset sale or other disposition;

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  create additional liens on our assets; or

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  issue certain types of redeemable preferred stock.

        Our available cash, and the remaining borrowing capacity under our credit facility may not be sufficient to fund our operating and capital expenditure requirements in the foreseeable future. Our ability to borrow additional funds or raise additional equity may be limited by our financial condition, in addition to the terms of our outstanding debt. Additionally, events such as our inability to continue to reduce our loss from continuing operations, could adversely affect our liquidity and our ability to attract additional funding as required.

We may not be able to pay our debt and other obligations and our assets may be seized as a result.

        We may not generate the cash flow required to pay our liabilities as they become due. As of December 31, 2004, our outstanding debt included $0.9 million of our 5 3/4% Convertible Subordinated Notes due March 2005, $35.9 million of our 6 3/4% Convertible Subordinated Notes due June 2009 and $29.0 million of our New Secured Notes. The New Secured Notes are secured by a second security interest in substantially all of our assets. We must pay interest on all of the 5 3/4% Convertible Subordinated Notes due March 2005, the 6 3/4% Convertible Subordinated Notes due June 2009 and the New Secured Notes twice a year. If our cash flow is inadequate to meet these obligations, we will default on the notes. Any default of the 5 3/4% Convertible Subordinated Notes due March 2005, the 6 3/4% Convertible Subordinated Notes due June 2009 or the New Secured Notes could allow our note holders to foreclose upon our assets or try to force us into bankruptcy.

        As of December 31, 2004, we had no outstanding borrowings on our bank revolving line of credit totaling $15.0 million. In addition, we had approximately $3.0 million of outstanding letters of credit issued under this agreement. The bank holds a senior security interest in substantially all of our assets. If we fail to pay our liabilities under this credit line, the bank may enforce all available remedies and foreclose upon our assets to satisfy any amounts owed. There are certain cross-default provisions among our bank and other debt instruments whereby a default under one such instrument could result in a default under other such instruments.

We may be unable to repay or repurchase the New Secured Notes or the 6 3/4% Convertible Subordinated Notes due June 2009 upon a repurchase event and be forced into bankruptcy.

        The holders of the New Secured Notes may require us to repurchase or prepay all of the outstanding New Secured Notes upon a "repurchase event", as defined in such instrument. A repurchase event under the New Secured Notes includes a change of control under certain circumstances or a termination of listing of our common stock on a U.S. national securities exchange or trading on an established over-the-counter trading market in the U.S. In addition, upon the receipt of proceeds of certain asset sales by us that generate proceeds in excess of $10,000,000 (or if an event of default exists, regardless of the amount) that is not invested or used to reduce existing indebtedness and does not result in a change of control, we are required to use the proceeds from the asset sale to prepay or repurchase the New Secured Notes. We may not have sufficient cash reserves to repurchase the New Secured Notes at such time, which would cause an event of default under the New Secured Notes Indenture and under our other debt obligations.

        The holders of the 6 3/4% Convertible Subordinated Notes due June 2009 may require us to repurchase all or any portion of the 6 3/4% Convertible Subordinated Notes due June 2009 upon a

"repurchase event", as defined in such instrument. A repurchase event under the 6 3/4% Convertible Subordinated Notes due June 2009 includes a change in control under certain circumstances or a termination of listing of our common stock on a U.S. national securities exchange or trading on an established over-the-counter trading market in the U.S. We may not have sufficient cash reserves to repurchase the 6 3/4% Convertible Subordinated Notes due June 2009 at such time, which would cause an event of default under the 6 3/4% Convertible Subordinated Notes due June 2009 Indenture and under our other debt obligations and may force us to declare bankruptcy.

Investor interest in our common stock may be negatively affected by our continued trading on the Over-the-Counter Bulletin Board and other exchanges.

        Since receiving a determination from the Nasdaq National Market on November 13, 2002, that shares of our common stock would no longer trade on the Nasdaq National Market because we failed to meet certain minimum listing requirements, our common stock began trading on the NASD-operated Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board market is generally considered to be less efficient and not as liquid as the Nasdaq National Market (now known as the Nasdaq Stock Market). Trading in this market may decrease the market value and liquidity of our common stock, which could materially and adversely affect our ability to attract additional investment to finance our operations.

        We have also learned that our common stock may be trading on the Berlin, Germany exchange, which we have not authorized. Such exchange has been rumored to allow "naked" short selling of stock, or otherwise not comply with exchange requirements that are customary in the U.S., and could thereby be detrimental to the value of the stock and our ability to attract investors.

Provisions of our governing documents and Delaware law could also discourage acquisition proposals or delay a change in control.

        Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of our company, even if that change in control would be beneficial to stockholders:

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  our board of directors has the authority to issue Common Stock and preferred stock, and to determine the price, rights and preferences of any new series of preferred stock, without stockholder approval;

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  our board of directors is divided into three classes, each serving three-year terms;

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  a supermajority of votes of our stockholders is required to amend key provisions of our certificate of incorporation and by-laws;

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  our bylaws contain provisions limiting who can call special meetings of stockholders;

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  our stockholders may not take action by written consent; and

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  our stockholders must provide specified advance notice to nominate directors or submit stockholder proposals.

        In addition, provisions of Delaware law and our stock option plan may also discourage, delay or prevent a change of control of our company or unsolicited acquisition proposals.

International governmental regulation and legal uncertainties and other laws could limit our ability to provide our services, make them more expensive, or subject us to legal or criminal liability.

        A number of countries currently prohibit or limit competition in the provision of traditional voice telephony services. In some of those countries, licensed telephony carriers as well as government regulators and law enforcement authorities have questioned our legal authority and/or the legal authority of our service partners or affiliated entities and employees to offer our services, including initiating proceedings against such entities and employees. We may face similar questions in additional countries. Our failure to qualify as a properly licensed service provider, or to comply with other foreign laws and regulations, could materially adversely affect our business, financial condition and results of operations, including subjecting us or our employees to taxes and criminal or other penalties and/or by precluding us from, or limiting us in, enforcing contracts in such jurisdictions.

        It is also possible that countries may apply to our activities laws otherwise relating to services provided over the Internet, including laws governing:

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  sales and other taxes, including payroll-withholding applications;

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  user privacy;

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  pricing controls and termination costs;

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  characteristics and quality of products and services;

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  qualification to do business;

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  consumer protection;

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  cross-border commerce, including laws that would impose tariffs, duties and other import restrictions;

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  copyright, trademark and patent infringement; and

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  claims based on the nature and content of Internet materials, including defamation, negligence and the failure to meet necessary obligations.

        If foreign governments or other regulatory agencies begin to impose related restrictions on VoIP or our other services or otherwise enforce criminal or other laws against us, our affiliates or employees, such actions could have a material adverse effect on our ability to attain and maintain profitability.

The telecommunications industry is subject to domestic governmental regulation and legal uncertainties and other laws that could materially increase our costs and prevent us from executing our business plan.

        We are not licensed to offer traditional telecommunications services in any U.S. state and we have not filed tariffs for any service at the Federal Communications Commission (FCC) or at any state regulatory commission.

        Aspects of our operations may currently be, or become, subject to state or federal regulations governing licensing, universal service funding, access charges, advertising, disclosure of confidential communications or other information, excise taxes, transactions restricted by U.S. embargo and other reporting or compliance requirements.

        While the FCC to date has maintained an informal policy that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various entities have challenged this idea, before the FCC and at various state government agencies. The FCC recently ruled against AT&T, finding that certain traffic AT&T carried in part utilizing an Internet protocol format was nonetheless regulated telecommunications for which terminating access charges were due. The FCC has also found that AT&T's prepaid calling cards, which AT&T had claimed as an enhanced, non-regulated offering, constituted traditional telecommunications for which universal service subsidies are due. In so doing, the FCC imposed such liability retroactively, and ruled that similarly situated carriers must also fulfill reporting and contribution requirements for universal service funding. The FCC is proceeding over two related Notices of Proposed Rulemaking, one on regulation of prepaid calling cards and the extent that Internet protocol capabilities insulate such offerings from traditional regulation, and a previous proceeding covering IP-enabled services more generally. Adverse rulings or rulemakings could subject us to licensing requirements and additional fees and subsidies.

        The IRS and the U.S. Department of Treasury have issued a notice of proposed rulemaking suggesting that VoIP calls may be subject to a 3% federal excise tax, the imposition of which could effect our competitiveness.

        We have offered our prepaid international calling card services on a wholesale basis to international carrier customers, and others, some of which provide these services to end-user customers, enabling them to call internationally over The iBasis Network from the U.S. We have also participated in the selling and marketing of such cards on a retail basis. Further, we have entered the retail market with a web-based prepaid card offering. Although the calling cards are not primarily used for domestic interstate or intrastate use, we have not blocked the ability to place such calls or required our wholesale customers or distributors to show evidence of their compliance with U.S. and state regulations. Domestic calling may employ transport and switching that is not connected to the Internet and, therefore, may not enjoy the less restrictive regulation to which our Internet-based services may be subject. Because we provide services that are primarily wholesale and/or international, we do not believe that we are subject to federal or state telecommunications regulation for the possible uses of these services described here and, accordingly, we have not obtained state licenses, filed state or federal tariffs, posted bonds, contributed to the universal service fund, or undertaken other possible compliance steps. Under current standards or as-yet undetermined rules, the FCC and state regulatory authorities or our vendors may not agree with our position. If they do not, we could become subject to regulation at the federal and state level for these services, and could become subject to licensing and bonding requirements, and federal and state fees and taxes, including universal service contributions and other subsidies, and other laws, all of which could materially affect our business.

        We are also subject to federal and state laws and regulations regarding consumer protection and disclosure regulations. These rules could substantially increase the cost of doing business domestically and in any particular state. Law enforcement authorities may utilize their powers under consumer protection laws against us in the event we do not meet legal requirements in that jurisdiction which could either increase costs or prevent us from doing business there.

        The Telecommunications Act of 1996 requires that payphone service providers be compensated for all completed calls originating from payphones in the United States. When calling cards are used, the FCC's prior rules required the first switch-based carrier to compensate the payphone service provider, but newly adopted rules require the last switched-based carrier to do so, and further require that all carriers in the call chain implement a call-tracking system, utilize it to identify such calls, provide an independent audit of the adequacy of such system, and provide a report on these matters to the FCC and others in the call chain. We maintain that as an international VoIP provider, we sell an information service. We therefore claim that we are not a "carrier" for regulatory purposes and, in any case, our Internet-based systems do not rely on traditional long distance switches. Nonetheless, we have indirectly paid, and intend to continue paying, payphone service providers as part of our prepaid calling card business. To date, we have reimbursed certain of our toll-free access vendors—facilities-based long distance carriers from which we have received payphone calls that could be construed to be compensable under the payphone compensation rules—who have indeed paid payphone compensation for such calls. We have contracted with a clearinghouse to remit funds directly to payphone service providers for calls originating from payphones utilizing our prepaid calling cards. For all other types of traffic related to our wholesale transport business, we believe that we are not responsible for payphone compensation, but rather that the carrier that precedes us is. In accordance therewith, for wholesale traffic, we are seeking to apportion such responsibility by contract.

        We are subject to other laws related to our business dealings that are not specifically related to telecommunications regulation. As an example, the Office of Foreign Asset Control of the U.S. Department of the Treasury, or OFAC, administers the United States' sanctions against certain countries. OFAC rules restrict many business transactions with such countries and, in some cases, require that licenses be obtained for such transactions. We may currently, or in the future, transmit telecommunications between the U.S. and countries subject to U.S. sanctions regulations and undertake other transactions related to those services. We have undertaken such activities via our network or through various reciprocal traffic exchange agreements to which we are a party. We have received licenses from OFAC to send traffic to some countries and, if necessary, will remain in contact with OFAC with regard to other transactions. Failure to obtain proper authority could expose us to legal and criminal liability.

Risks Related to Our Operations

We may never achieve sustained profitability and the market price of our common stock may fall.

        Our revenue and results of operations have fluctuated and will continue to fluctuate significantly from quarter to quarter in the future due to a number of factors, some of which are not in our control, including, among others:

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  the amount of traffic we are able to sell to our customers, and their decisions on whether to route traffic over our network;

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  increased competitive pricing pressure in the international long distance market;

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  the percentage of traffic that we are able to carry over the Internet rather than over the more costly traditional public-switched telephone network;

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  loss of arbitrage opportunities resulting from declines in international settlement rates or tariffs;

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  our ability to negotiate lower termination fees charged by our local providers if our pricing deteriorates;

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  our continuing ability to negotiate competitive costs to interconnect our network with those of other carriers and Internet backbone providers;

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  fraudulently sent or received traffic which is unbillable or for which we may be liable;

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  credit card fraud in connection with our web-based prepaid offering;

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  capital expenditures required to expand or upgrade our network;

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  changes in call volume among the countries to which we complete calls;

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  the portion of our total traffic that we carry over more profitable routes could fall, independent of route-specific price, cost or volume changes;

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  technical difficulties or failures of our network systems or third party delays in expansion or provisioning system components;

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  our ability to manage distribution arrangements and provision of retail offerings, including card printing, marketing, usage tracking, web-based offerings and customer service requirements, and resolution of associated disputes;

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  our ability to manage our traffic on a constant basis so that routes are profitable;

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  our ability to collect from our customers; and

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  currency fluctuations and restrictions in countries where we operate.

        Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations will be significantly lower than the estimates of public market analysts, investors or our own estimates. Such a discrepancy could cause the price of the common stock to decline significantly and prevent us from achieving profitability.

We may never generate sufficient revenue to attain profitability if telecommunications carriers and other communications service providers or others are reluctant to use our services or do not use our services, including any new services, in sufficient volume.

        If the market for VoIP and new services does not develop as we expect, or develops more slowly than expected, our business, financial condition and results of operations will be materially and adversely affected.

        Our customers may be reluctant to use our VoIP services for a number of reasons, including:

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  perceptions that the quality of voice transmitted over the Internet is low;

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  perceptions that VoIP is unreliable;

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  our inability to deliver traffic over the Internet with significant cost advantages;

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  development of their own capacity on routes served by us;

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  an increase in termination costs of international calls.

        The growth of our core business depends on carriers and other communications service providers generating an increased volume of international voice and fax traffic and selecting our network to carry at least some of this traffic. Similarly, the growth of any retail services we offer depends on these factors as well as acceptance in the market of the brands that we service, including their respective rates, terms and conditions. If the volume of international voice and fax traffic and associated or other retail services fail to increase, or decrease, and these parties or other customers do not employ our network or otherwise use our services, our ability to become profitable will be materially and adversely affected.

We may not be able to collect amounts due to us from our customers and we may have to disgorge amounts already paid.

        Some of our customers have closed their businesses or filed for bankruptcy owing us significant amounts for services we have provided to them in the past. Despite our efforts to collect these overdue funds, we may never be paid. The bankruptcy court may require us to continue to provide services to these companies during their reorganizations. Other customers may discontinue their use of our services at any time and without notice, or delay payments that are owed to us. Additionally, we may have difficulty in collecting amounts from them. Although we have internal credit risk policies to identify companies with poor credit histories, we may not effectively manage these policies and provided services to companies that refuse to pay. The risk is even greater in foreign countries, where the legal and collection systems available may not be adequate or impartial for us to enforce the payment provisions of our contracts. Our cash reserves will be reduced and our results of operations will be materially adversely affected if we are unable to collect amounts from our customers.

        We have received claims including lawsuits from estates of bankrupt companies alleging that we received preferential payments prior to bankruptcy filing. We may be required to return amounts received from bankrupt estates. We intend to employ all available defenses in contesting such claims or, in the alternative settle such claims. The results of any suit or settlement may have a material adverse affect on our business.

We may increase costs and risks in our business by relying on third parties.

        Vendors.    We rely upon third-party vendors to provide us with the equipment, software, circuits, and other facilities that we use to provide our services. For example, we purchase a substantial portion of our VoIP equipment from Cisco Systems. We may be forced to try to renegotiate terms with vendors for products or services that have become obsolete. Some vendors may be unwilling to renegotiate such contracts, which could affect our ability to continue to provide services and consequently render us unable to generate sufficient revenues to become profitable.

        Parties that maintain phone and data lines and other telecommunications services.    Our business model depends on the availability of the Internet and traditional telephone networks to transmit voice and fax calls. Third parties maintain and own these networks, other components that comprise the Internet, and business relationships that allow telephone calls to be terminated over the public switched telephone network. Some of these third parties are telephone companies. They may increase their charges for using these lines at any time and thereby decrease our profitability. They may also fail to maintain their lines properly, fail to maintain the ability to terminate calls, or otherwise disrupt our ability to provide service to our customers. Any such failure that leads to a material disruption of our ability to complete calls or provide other services could discourage our customers from using our network, which could have the effect of delaying or preventing our ability to become profitable.

        Local communications service providers.    We maintain relationships with local communications service providers in many countries, some of whom own the equipment that translates calls from traditional voice networks to the Internet, and vice versa. We rely upon these third parties both to provide lines over which we complete calls and to increase their capacity when necessary as the volume of our traffic increases. There is a risk that these third parties may be slow, or fail, to provide lines, which would affect our ability to complete calls to those destinations. We may not be able to continue our relationships with these local service providers on acceptable terms, if at all. Because we rely upon entering into relationships with local service providers to expand into additional countries, we may not be able to increase the number of countries to which we provide service. Finally, any technical difficulties that these providers suffer, or difficulties in their relationships with companies that manage the public switched telephone network, could affect our ability to transmit calls to the countries that those providers help serve.

        Strategic relationships.    We depend in part on our strategic relationships to expand our distribution channels and develop and market our services. In particular, we depend on our joint marketing and product development efforts with Cisco Systems to achieve market acceptance and brand recognition in certain markets. Strategic relationship partners may choose not to renew existing arrangements on commercially acceptable terms, if at all. In general, if we lose these key strategic relationships, or if we fail to maintain or develop new relationships in the future, our ability to expand the scope and capacity of our network and services provided, and to maintain state-of-the-art technology, would be materially adversely affected.

        Distributors of prepaid calling cards to retail outlets.    We make arrangements with distributors to market and sell prepaid calling cards to retail outlets. In some cases, we rely on these distributors to print cards, prepare marketing material, activate accounts, track usage and other data, and remit payments collected from retailers. There is a risk that distributors will not properly perform these responsibilities, comply with legal requirements, or pay us monies when due. We may not have adequate contractual or credit protections against these risks. There is also a risk that we will be ineffective in our efforts to implement new systems, customer care and disclosure policies, and certain technical and business processes. The result of any attendant difficulties may have a material impact on our business.

We may not be able to succeed in the intensely competitive market for our various services.

        We compete in our wholesale business principally on quality of service and price. In recent years, prices for long distance telephone services have declined as a result of deregulation and increased competition. We face competition from major telecommunications carriers, such as AT&T, British Telecom, Deutsche Telekom, MCI and Qwest, as well as new emerging carriers. We also compete with Internet protocol and other Internet telephony service providers who route traffic to destinations worldwide. Also, VoIP service providers that presently focus on retail customers may in the future enter the Trading market and compete with us. If we can not offer competitive prices and quality of service our business could be materially adversely affected.

We may not be able to succeed in the intensely competitive market for retail calling services.

        The market for prepaid calling services is extremely competitive. Hundreds of providers offer calling card products and services. We have relatively recently begun offering prepaid calling card and related web-based services and have little prior experience in these businesses and no established distribution channel for these services. If we do not successfully establish a distribution channel and enter geographic markets in which our rates, fees, surcharges, country services, and our other products and service characteristics, can successfully compete, our business could be materially adversely affected.

We are subject to downward pricing pressures and a continuing need to renegotiate overseas rates, which could delay or prevent our profitability.

        As a result of numerous factors, including increased competition and global deregulation of telecommunications services, prices for international long distance calls have been decreasing. This downward trend of prices to end-users has caused us to lower the prices we charge communications service providers and calling card distributors for call completion on our network. If this downward pricing pressure continues, we may not be able to offer VoIP services at costs lower than, or competitive with, the traditional voice network services with which we compete. Moreover, in order for us to lower our prices, we have to renegotiate rates with our overseas local service providers who complete calls for us. We may not be able to renegotiate these terms favorably enough, or fast enough, to allow us to continue to offer services in a particular country on a cost-effective basis. The continued downward pressure on prices and our failure to renegotiate favorable terms in a particular country could have a material adverse effect on our ability to operate our network and VoIP business profitably.

A variety of risks associated with our international operations could materially adversely affect our business.

        Because we provide many of our services internationally, we are subject to additional risks related to operating in foreign countries. In particular, in order to provide services and operate facilities in some countries, we have established subsidiaries or other legal entities or have forged relationships with service partners or entities set up by our employees. Associated risks include:

  •
  unexpected changes in tariffs, trade barriers and regulatory requirements relating to Internet access or Internet telephony;

  •
  economic weakness, including inflation, or political or economic instability in particular foreign economies and markets;

  •
  difficulty in collecting accounts receivable;

  •
  tax, consumer protection, telecommunications, and other laws;

  •
  compliance with tax, employment, securities, immigration, labor and other laws for employees living and traveling, or conducting business, abroad, which may subject them or us to criminal or civil penalties;

  •
  foreign taxes including withholding of payroll taxes;

  •
  foreign currency fluctuations, which could result in increased operating expenses and reduced revenues;

  •
  political or economic instability;

  •
  unreliable government power to protect our rights and those of our employees;

  •
  exposure to liability under the Foreign Corrupt Practices Act or similar laws in foreign countries;

  •
  other obligations or restrictions, including, but not limited to, criminal penalties against us or our employees incident to doing business or operating a subsidiary or other entity in another country;

  •
  individual criminal exposure of our employees, some of whom have been sought by law enforcmenet agencies abroad to answer for the activities of the Company;

  •
  the personal safety of our employees and their families who at times have received threats of, or who may in any case be subject to, violence, and who may not be adequately protected by legal authorities or other means, and

  •
  inadequate insurance coverage to address these risks.

        These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

If we are not able to keep up with rapid technological change in a cost-effective way, the relative quality of our services could suffer.

        The technology upon which our services depend is changing rapidly. Significant technological changes could render the hardware and software that we use obsolete, and competitors may begin to offer new services that we are unable to offer. If we are unable to respond successfully to these developments or do not respond in a cost-effective way, we may not be able to offer competitive services and our business results may suffer.

We may not be able to expand and upgrade our network adequately and cost-effectively to accommodate any future growth.

        Our VoIP business requires that we handle a large number of international calls simultaneously. As we expand our operations, we expect to handle significantly more calls. If we do not expand and upgrade our hardware and software quickly enough, we will not have sufficient capacity to handle the increased traffic and growth in our operating performance would suffer as a result. Even with such expansion, we may be unable to manage new deployments or utilize them in a cost-effective manner. In addition to lost growth opportunities, any such failure could adversely affect customer confidence in The iBasis Network and could result in us losing business outright

We depend on our current personnel and may have difficulty attracting and retaining the skilled employees we need to execute our business plan.

        Our future success will depend, in large part, on the continued service of our key management and technical personnel. If any of these individuals or others we employ are unable or unwilling to continue in their present positions, our business, financial condition and results of operations could suffer. We do not carry key person life insurance on any personnel.

We will need to retain skilled personnel to execute our plans.

        Our future success will also depend on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Past workforce reductions have resulted in reallocations of employee duties that could result in employee and contractor uncertainty and dissatisfaction. Reductions in our workforce or restrictions on salary increases or payment of bonuses may make it difficult to motivate and retain employees and contractors, which could affect our ability to deliver our services in a timely fashion and otherwise negatively affect our business.

If we are unable to protect our intellectual property, our competitive position would be adversely affected.

        We rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property. Unauthorized third parties may copy our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of any licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. We may seek to patent certain processes or equipment in the future. We do not know if any of our patent applications will be issued with the scope of the claims we seek, if at all. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. If we fail to protect our intellectual property and proprietary rights, our business, financial condition and results of operations would suffer.

        We believe that we do not infringe upon the proprietary rights of any third party. Nonetheless, we have received claims that our products or brands, or those of our retail prepaid calling card distributors, infringe valid patents or trademarks. Such claims, even if resolved in our favor, could be substantial, and the litigation could divert our management's efforts. It is also possible that such a claim might be asserted successfully against us in the future. Our ability to provide our services depends on our freedom to operate. That is, we must ensure that we do not infringe upon the proprietary rights of others or have licensed all such rights. A party making an infringement claim could secure a substantial monetary award or obtain injunctive relief that could effectively block our ability to provide services in the United States or abroad.

We rely on a variety of technologies, primarily software, which is licensed from third parties.

        Continued use of this technology by us requires that we purchase new or additional licenses from third parties. We may not be able to obtain those third-party licenses needed for our business or that the third party technology licenses that we do have will continue to be available to us on commercially reasonable terms or at all. The loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays or breakdowns in our ability to continue developing and providing our services or to enhance and upgrade our services.

We may undertake strategic acquisitions or dispositions that could damage our ability to attain or maintain profitability.

        We may acquire additional businesses and technologies that complement or augment our existing businesses, services and technologies. We may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

        If we our unable to effectively integrate any newly acquired business into our overall business operations, our costs may increase and our business results may suffer significantly.

        We may need to sell existing assets or businesses in the future to generate cash or focus our efforts in making our core business, VoIP, profitable. As with many companies in the telecommunications sector that experienced rapid growth in recent years, we may need to reach profitability in one market before entering another. In the future, we may need to sell assets to cut costs or generate liquidity.

Risks Related to the Internet and Internet Telephony Industry

If the Internet infrastructure is not adequately maintained, we may be unable to maintain the quality of our services and provide them in a timely and consistent manner.

        Our future success will depend upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwidth requirements, the Internet may become congested and be unable to support the demands placed on it and its performance or reliability may decline thereby impairing our ability to complete calls and provide other services using the Internet at consistently high quality. The Internet has experienced a variety of outages and other delays as a result of failures of portions of its infrastructure or otherwise. Future outages or delays could adversely affect our ability to complete calls and provide other services. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business in particular. Finally, important opportunities to increase traffic on The iBasis Network will not be realized if the underlying infrastructure of the Internet does not continue to be expanded to more locations worldwide.

Network security breaches could adversely affect our operations.

        We currently have practices, policies and procedures in place to ensure the integrity and security of our network. Nevertheless, from time to time we have experienced fraudulent activities whereby perpetrators have disguised themselves as our customers and transmitted traffic to us, or have disguised themselves as us and transmitted traffic to our communications service providers for termination. While we have undertaken steps to thwart such fraud, including revamping our securities procedures and capabilities and alerting other members of the industry as well as law enforcement personnel, such actions may not be sufficient and financial exposure from fraudulent activities could materially adversely affect us.

Undetected defects in our technology could adversely affect our operations.

        Our technology is complex and is susceptible to errors, defects or performance problems, commonly called "bugs." Although we regularly test our software and systems extensively, we cannot ensure that our testing will detect every potential bug. Any such bug could materially adversely affect our business.

Our ability to provide our services using the Internet may be adversely affected by computer vandalism.

        If the overall performance of the Internet is seriously downgraded by website attacks, failure of service attacks, or other acts of computer vandalism or virus infection, our ability to deliver our communication services over the Internet could be adversely impacted, which could cause us to have to increase the amount of traffic we have to carry over alternative networks, including the more costly public-switched telephone network. In addition, traditional business interruption insurance may not cover losses we could incur because of any such disruption of the Internet. While some insurers are beginning to offer products purporting to cover these losses, we do not have any of this insurance at this time.

Risks Related to this Offering

We may be unable to repay the New Secured Notes.

        At maturity, the principal amount of the New Secured Notes then outstanding will become due and payable. The New Secured Notes do not have the benefit of a sinking fund or other requirement that we prepay principal. At maturity we may not have sufficient funds and may be unable to arrange for additional financing to pay the principal amount or repurchase price due on the New Secured Notes then outstanding.

The New Secured Notes are subordinate to our senior indebtedness.

        The New Secured Notes are subordinated to the prior payment in full of all our existing and future senior indebtedness. As a result, we will not be able to make payments on the New Secured Notes until we have paid in full all of our senior indebtedness in the event of our insolvency, liquidation, reorganization or payment default on senior indebtedness. We may, therefore, not have sufficient cash to pay the amounts due on the New Secured Notes. Under the New Secured Note Indenture, we and our subsidiaries may only incur specified permitted indebtedness as more fully described in the New Secured Note Indenture. If we incur additional senior debt, our ability to pay amounts due on the New Secured Notes could be adversely affected. As of December 31, 2004, we had no outstanding borrowings under our credit agreement with our bank and approximately $1.9 million in outstanding capital lease obligations. We may also incur additional senior debt in the future. The New Secured Notes are secured by a perfected, second priority security interest in substantially all of our tangible and intangible assets and certain of our subsidiaries have guaranteed the payment of amounts due on the New Secured Notes.

We may be required to repurchase the New Secured Notes upon a repurchase event.

        We may be required to repurchase all or any portion of the New Secured Notes upon a repurchase event. A repurchase event under the New Secured Notes includes a change of control or a termination of listing of our common stock on a U.S. national securities exchange or trading on an established over-the-counter trading market in the U.S. A "change of control" includes the acquisition by any person or group of more than 50% of the voting power of our outstanding securities entitled to generally vote for directors, stockholder approval of any plan or proposal for our liquidation, dissolution or winding up, any consolidation or merger or sale of substantially all assets and certain changes in the constitution in our board of directors. We may not have sufficient cash funds to repurchase the New Secured Notes upon a change of control. Under our senior indebtedness documents, including our bank revolving line of credit, the New Secured Notes may prevent us from paying the purchase price. If we are prohibited from repurchasing the New Secured Notes we could seek consent from our lenders to repurchase the New Secured Notes. If we are unable to obtain their consent, we could attempt to refinance the New Secured Notes. If we were unable to obtain a consent or refinance, we would be prohibited from repurchasing the New Secured Notes. If we were unable to repurchase the New Secured Notes upon a change of control, it would result in an event of default under the New Secured Note Indenture. An event of default under the New Secured Note Indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of a change of control may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the New Secured Notes under the subordination provisions of the New Secured Note Indenture.

We may not be able to pay our debt and other obligations.

        There can be no assurance that we will be able to pay interest and other amounts due on the New Secured Notes as and when they become due and payable. If our cash flow from operations is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow from operations or otherwise obtain funds necessary to make required payments on the New Secured Notes or our other obligations, we would be in default under their terms, which would permit the holders of the New Secured Notes to accelerate the maturity of the New Secured Notes and could also cause defaults under current indebtedness or future indebtedness we may incur. Any default could have a material adverse effect on our financial condition, results of operations and cash flows. In addition, there can be no assurance that we would be able to repay amounts due on the New Secured Notes if payment of the New Secured Notes were to be accelerated following the occurrence of an event of default as defined in the New Secured Note Indenture.

There is a limited public market for the Existing Notes and we anticipate a limited public market for the New Secured Notes.

        The New Secured Notes were issued in a "private placement", and there is a limited trading market for the New Secured Notes. We do not intend to apply for listing of the New Secured Notes on any security exchange or other stock market, although we expect that they may be eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc.

Any rating of the New Notes may cause their trading price to fall.

        One or more rating agency may rate the New Secured Notes. If the rating agencies rate the New Secured Notes, they may assign a lower rating than expected by investors. Rating agencies may also lower ratings on the New Secured Notes in the future. If the rating agencies assign a lower than expected rating or reduce their ratings in the future, the trading price of the New Secured Notes could decline.

The market price of our shares may experience extreme price and volume fluctuations for reasons over which we have little control.

        The trading price of our common stock has been, and is likely to continue to be, extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the following:

  •
  new products or services offered by us or our competitors;

  •
  failure to meet our publicly announced revenue projections;

  •
  actual or anticipated variations in quarterly operating results;

  •
  changes in financial estimates by securities analysts;

  •
  announcements of significant acquisitions, strategic partnerships, joint ventures or capital            commitments by us or our competitors;

  •
  issuances of debt or equity securities; and

  •
  other events or factors, many of which are beyond our control.

        In addition, the stock market in general, and the OTC Bulletin Board market and companies in our industry, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

Shares eligible for sale in the future could negatively affect our stock price.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock, including sales of shares as a result of this offering, or the perception that these sales could occur. This may also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities. As of February 28, 2005, we had outstanding 65,178,753 shares of common stock, of which 44,704,146 shares are freely tradable. The remaining 20,474,607 shares of common stock outstanding are not registered securities. Our unregistered securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act of 1933, as amended (the "Securities Act"), to the extent permitted by Rule 144 or other exemptions under the Securities Act.

        As of February 28, 2005, there were an aggregate of 14,715,778 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 6,541,113 shares issuable upon exercise of options outstanding under our option plans and 8,174,665 shares of common stock issuable upon exercise of outstanding warrants. We may register additional shares in the future in connection with acquisitions, compensation or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

We have implemented anti-takeover provisions that could discourage, prevent or delay a takeover, even if the acquisition would be beneficial to our stockholders.

        The existence of our stockholder rights plan and provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders.

FORWARD LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities, expected profitability and investments as we pursue our business plan, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend" and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

        We received $29.0 million in proceeds from the issuance of the New Secured Notes. These proceeds were used to prepay the $25.2 million of 11 1/2% Senior Secured Notes due January 2005 and the $1.9 million in refinancing transaction costs, with the remainder of the proceeds to be used for working capital purposes. The selling securityholders will receive all of the net proceeds from the sale of their securities. Accordingly, we will not receive any proceeds from the sale of those securities. We may however, receive up to approximately $9.6 million upon exercise of the warrants in the event that the warrants are exercised for cash. If the warrants are exercised on a "net basis" as provided in the Warrants, we will not receive any proceeds from the exercise of the Warrants.

SELLING STOCKHOLDERS

        All of the securities covered by this prospectus are being offered by the selling securityholders listed in the table below. No offer or sale under this prospectus may be made by a holder of the securities unless that holder is listed in the table below.

        The following table sets forth certain information regarding the beneficial ownership of the selling securityholders as of July 1, 2004. The selling securityholders covered by this prospectus include (a) persons who hold New Secured Notes and may receive 15,675,675 shares of our common stock upon conversion of the New Secured Notes, subject to adjustment upon the occurrence of certain events, (b) persons who hold the Warrants and will receive up to 5,176,065 shares of our common stock upon exercise of the Warrants, and (c) our investment banker, Imperial Capital, LLC, which received 110,231 shares of our common stock as partial compensation for services provided to us in connection with an exchange offer of our convertible notes and the refinancing of our 11 1/2% Senior Secured Notes due January 2005.

        We obtained the information in the following table from the selling securityholders. Except as otherwise disclosed below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. The information provided in the table below assumes that each selling securityholder will sell all of its securities. Our registration of the securities covered by this prospectus does not necessarily mean that the selling securityholders will sell all or any of their securities. Because the selling securityholders may sell all or some portion of the securities beneficially owned by them, only an estimate (assuming each selling securityholder sells all of their securities offered in this registration statement) can be given as to the number of securities that will be beneficially owned by the selling securityholders after this offering.

Name of Beneficial Owner	Securities Beneficially Owned Prior to the Offering			Amount of Securities Being Offered		Securities Beneficially Owned After the Offering	Percent of Class (%) After the Offering
Greywolf Capital LLC	New Secured Notes Common stock	$2,500,000 1,647,552	(1)	New Secured Notes Common stock	$2,500,000 1,351,351	0	*
Imperial Capital, LLC	Common stock	110,231		Common stock	110,231	0	*
JMG Triton Offshore Fund, Ltd.	New Secured Notes Common stock	$5,000,000 4,209,203	(2)	New Secured Notes Common stock	$5,000,000 3,519,976	689,227	1.48%
JMG Capital Partners, L.P.	New Secured Notes Common stock	$5,000,000 2,702,703	(3)	New Secured Notes Common stock	$5,000,000 2,702,703
LC Capital Master Fund, Ltd.	New Secured Notes Common stock	$3,500,000 4,775,626	(4)	New Secured Notes Common stock	$3,500,000 1,891,891	2,883,734	6.18%
Loeb Partners Corp.	New Secured Notes Common stock	$3,500,000 4,872,176	(5)	New Secured Notes Common stock	$3,500,000 1,891,891	2,980,284	6.39%

Schottenfeld Qualified Associates	New Secured Notes Common stock	$500,000 670,270	(6)	New Secured Notes Common stock	$500,000 270,270	0	*
Singer Children's Management Trust	New Secured Notes Common stock	$3,500,000 4,604,605	(7)	New Secured Notes Common stock	$3,500,000 1,891,891	2,712,713	5.81%
Entities affiliated with Symphony Asset Management	Common stock	4,975,795	(8)	Common stock	3,104,611	1,871,184	4.01%
Tejas Securities Group, Inc.	New Secured Notes Common stock	$500,000 270,270	(9)	New Secured Notes Common stock	$500,000 270,270	0	*
Windward Capital LLC	New Secured Notes: Common stock	$5,000,000 3,956,883	(10)	New Secured Notes Common stock	$5,000,000 3,956,883	0	*

*
Less than 1%.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(1)
Includes 1,351,351 shares of common stock which entities affiliated with Greywolf Capital LLC had the right to acquire within 60 days of July 1, 2004 upon the conversion of New Secured Notes. Includes the ownership by the following funds managed by Greywolf Capital LLC: 1,010,654 shares held by Greywolf Capital Overseas Fund and 636,898 held by Greywolf Capital Partners II LP.

(2)
Includes 3,519,976 shares of common stock which JMG Triton Offshore Fund, Ltd. (the "Fund") had the right to acquire within 60 days of July 1, 2004, including 2,702,703 shares of common stock upon the conversion of New Secured Notes and 817,273 shares of common stock upon exercise of certain warrants. The Fund is an international business company organized under the laws of the British Virgin Islands. The Fund's investment manager is Pacific Assets Management, LLC. A Delaware limited liability company ("Pacific Assets"). Pacific Assets is an investment advisor registered with the Securities and Exchange Commission and has voting and dispositive power over the Fund's investments. The equity interests of Pacific Assets are owned by Pacific Capital Management, Inc., a Delaware corporation ("Pacific") and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund's portfolio holdings.

(3)
Includes 2,702,703 shares of common stock which JMG Capital Partners, LP ("JMG Partners") had the right to acquire within 60 days of July 1, 2004, upon conversion of New Secured Notes. JMG Partners is a California limited partnership. Its general partner is JMG Capital Management, LLC (the "Manager"), a Delaware limited liability company and an investment advisor registered with the Securities and Exchange Commission. The Manager has voting and dispositive power over JMG Partner's investments. The equity interests of the Manager are owned by JMG Capital

  Management, Inc. ("JMG Capital"), a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners' portfolio holdings.

(4)
Includes 3,275,676 shares of common stock which LC Capital Master Fund, Ltd. had the right to acquire within 60 days of July 1, 2004 upon the conversion of New Secured Notes and our 6 3/4% Convertible Subordinated Notes due 2009.

(5)
Includes 4,575,676 shares of common stock which Loeb Partners Corporation had the right to acquire within 60 days of July 1, 2004 upon the conversion of New Secured Notes and our 6 3/4% Convertible Subordinated Notes due 2009.

(6)
Includes 270,270 shares of common stock which Schottenfeld Qualified Associates had the right to acquire within 60 days of July 1, 2004 upon the conversion of New Secured Notes.

(7)
Includes 4,085,019 shares of common stock which Singer Children's Management Trust had the right to acquire within 60 days of July 1, 2004 upon the conversion of New Secured Notes and our 6 3/4% Convertible Subordinated Notes due 2009 and upon the exercise of certain warrants to purchase shares of our common stock. Karen Singer is the trustee of Singer Children's Management Trust and exercises sole voting and investment power with respect to all 4,604,605 shares. Ms. Singer, as trustee, may be deemed to beneficially own all 4,604,605 shares.

(8)
Includes 3,104,611 shares of common stock which entities affiliated with Symphony Asset Management had the right to acquire within 60 days of July 1, 2004 upon the exercise of certain warrants. Includes the ownership by the following funds managed by Symphony Asset Management: 50,098 shares held by Adagio Fund, 283,894 shares held by Andante Fund, LP, 2,011,453 shares held by Arpeggio Fund, 183,729 shares held by CSV Limited, 185,497 shares held by International Monetary Fund, 2,085,477 shares held by Rhapsody Fund, LP and 175,647 shares held by Vivace Fund, LP. Symphony Asset Management is a wholly owned subsidiary of Nuveen Investments, Inc. and Symphony Asset Management exercises sole voting and investment power with respect to all shares held by Adagio Fund, Andante Fund, Arpeggio Fund, CSV International Monetary Fund, Rhapsody Fund and Vivace Fund. Symphony Asset Management may be deemed to beneficially own all 4,975,795 shares.

(9)
Includes 270,270 shares of common stock which Tejas Securities Group, Inc. had the right to acquire within 60 days of July 1, 2004 upon the conversion of New Secured Notes.

(10)
Includes 3,956,883 shares of common stock which Windward Capital, L.P. had the right to acquire within 60 days of July 1, 2004, including 2,702,702 shares of common stock it has the right to acquire upon the conversion of New Secured Notes and 1,254,181 shares of common stock which it has the right to acquire upon exercise of certain warrants.

DESCRIPTION OF THE NEW SECURED NOTES

General

        The New Secured Notes are secured by second priority liens on substantially all of our assets. The New Secured Notes are subordinated to the prior payment in full of all of our existing and future senior indebtedness as described below under "Subordination"

        The New Secured Notes are convertible into shares of common stock as described below under "Conversion".

        The New Secured Notes have been issued in aggregate principal amount of $29,000,000 in fully registered form and denominated in integral multiples of $1,000. The New Secured Notes have been issued as a global note. The New Secured Notes mature on June 18, 2007, unless earlier converted, redeemed or repurchased. See "Form, Denomination and Registration" below.

        The New Secured Notes will mature on June 18, 2007. Interest will be payable at a rate of 8% per year on June 15 and December 15 of each year, commencing December 15, 2004. The record dates for payment of interest will be June 1 and December 1. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        We will maintain an office in the Borough of Manhattan in New York, New York where New Secured Notes may be presented for registration, transfer, exchange or conversion. Initially, this will be the office of the Trustee located at 101 Barclay Street, New York, New York 10286. We may, at our option, pay interest on the New Secured Notes by check mailed to the registered holders of New Secured Notes. However, holders of more than $2,000,000 in principal amount of New Secured Notes may elect in writing to be paid by wire transfer; provided that any payment to The Depository Trust Company (referred to as DTC) or its nominee will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

        No service charge will be made for any registration, exchange or transfer of the New Secured Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

        We are subject to certain financial and other covenants under the New Secured Note Indenture, described more fully below under "Covenants." You are not protected, however, in the event of a highly leveraged transaction or a change in control, except as described below under "Repurchase at Option of Holders Upon a Change of Control."

Conversion

        The New Secured Notes may be converted at the option of the holder, in whole or in part, at any time prior to maturity, into common stock at a conversion rate equal to $1.85 per share (the "Conversion Price"). The New Secured Notes are convertible in denominations of $1,000 and any integral multiples thereof. If the New Secured Notes are called for redemption, your conversion rights on the New Secured Notes called for redemption will expire at the close of business of the last business day before the redemption date, unless we default in payment of the redemption price. If you have submitted your New Secured Notes for repurchase after a change of control, you may only convert your New Secured Notes if you deliver a withdrawal notice before the close of business on the last business day before the repurchase date.

        Except as described below, we will not make any adjustment for accrued interest or dividends on common stock upon conversion of the New Secured Notes. If you convert your New Secured Notes after a record date and prior to the next interest payment, you will have to pay us interest, unless the New Secured Notes have been called for redemption or are eligible for repurchase under the New Secured Note Indenture. We will pay a cash adjustment for any fractional shares based on the market price of the common stock on the last business day before the conversion date.

        The Conversion Price will be adjusted if:

  1.
  we dividend or distribute on the common stock shares of common stock;

  2.
  we issue rights or warrants to all holders of the common stock to purchase common stock at less than the current market price;

  3.
  we subdivide or combine our common stock;

  4.
  we dividend or distribute to all holders of common stock, capital stock or evidences of indebtedness, cash or assets, but excluding:

  •
  dividends, distribution and rights or warrants referred to in (1) and (2) above, or

  •
  dividends and distribution paid exclusively in cash;

  5.
  we make a dividend or distribution consisting exclusively of cash to all holders of common stock if the aggregate amount of these distributions combined together with (A) all other all-cash distributions made within the preceding 12 months in respect of which we made no adjustment plus (B) any cash and the fair market value of other consideration payable in any tender offers by us or any of our subsidiaries for common stock concluded within the preceding 12 months in respect for which we made no adjustment, exceeds 10% of our market capitalization, being the product of the then current market price of the common stock multiplied by the number of shares of common stock then outstanding;

  6.
  the purchase of common stock pursuant to a tender offer made by us or any of our subsidiaries involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in any other tender offer by us or any of our subsidiaries for common stock expiring within the 12 months preceding such tender offer plus (B) the aggregate amount of any such all-cash distributions referred to in (5) above to all holders of common stock within the 12 months preceding the expiration of the tender offer for which we have made no adjustment, exceeds 10% of our market capitalization on the expiration of such tender offer;

  7.
  payment on tender offers or exchange offers by a third party other than us or our subsidiaries if, as of the closing date of the offer, our board of directors does not recommend rejection of the offer. We will only make this adjustment if a tender offer increases the person's ownership to more than 25% of our outstanding common stock and the payment per share is greater than the current market price of a share of common stock. We will not make this adjustment if the tender offer is a merger or transaction described below under "Consolidation, Merger or Assumption";

  8.
  a registration statement has not been filed with the SEC within 30 days from the date a demand request is received by us pursuant to the registration rights agreement between us and the holders of the New Secured Notes; or

  9.
  a registration statement that has been filed with the SEC has not been declared effective by the SEC within 120 days from the filing date.

        If we implement a stockholders' rights plan, we will be required under the New Secured Note Indenture to provide that the holders of New Secured Notes will receive the rights upon conversion of the New Secured Notes, whether or not these rights were separated from the common stock prior to conversion.

        If we reclassify our common stock, consolidate, merge or combine with another person or sell or convey our property and assets as an entirety or substantially as an entirety, each New Secured Note then outstanding will, without the consent of the holder of any New Secured Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, combination, sale or conveyance by a holder of the number of shares of common stock into which the New Secured Note was convertible immediately prior to the reclassification, consolidation, merger, combination, sale or conveyance. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. The adjustment will not be made for a consolidation, merger or combination that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment (or the nonoccurrence of an adjustment) to the Conversion Price. See "United States Federal Income Tax Considerations."

        We are permitted to reduce the Conversion Price of the New Secured Notes for limited periods of time, if our board of directors deems it advisable. Any such reduction shall be effective for not less than 20 days. We are required to give at least 15 days prior notice of any such reduction. We may also reduce the Conversion Price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the Conversion Price will be required unless it would result in a change in the Conversion Price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments.

Provisional Redemption

        The New Secured Notes are not redeemable prior until June 18, 2005. Thereafter, we will have the right to redeem some or all of the New Secured Notes at a redemption price equal to $1,000 per note plus accrued and unpaid interest to the redemption date if the closing price of a share of common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-trading day period ending on the trading day prior to the mailing of the notice of redemption.

Optional Redemption

        At any time on or after June 18, 2006, we may redeem the New Secured Notes, in whole or in part, at our option, at the redemption prices specified below. The redemption price, expressed as a percentage of the principal amount, is as follows for the 12-month periods beginning on June 18 of the year indicated:

YEAR	REDEMPTION PRICE
2006	102%

and 100% of the principal amount on and after June 18, 2007. In each case we will also pay accrued and unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay interest to the record holders as of the relevant record date. We are required to give notice of redemption not more than 60 and not less than 20 days before the redemption date under the New Secured Note Indenture.

        No "sinking fund" is provided for the New Secured Notes, which means that the New Secured Note Indenture does not require us to redeem or retire the New Secured Notes periodically. We may not redeem the New Secured Notes if there is a default under the New Secured Note Indenture or our other senior indebtedness documents.

Repurchase at the Option of the Holders Upon a Repurchase Event

        If a repurchase event occurs, holders of the New Secured Notes would have the right, subject to conditions and restrictions, to require us to repurchase some or all of the New Secured Notes at a price equal to 105% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. If a repurchase date is an interest payment date, we will pay interest to the record holder on the record date.

        We will be required to mail you a notice within 15 days after the occurrence of a repurchase event. The notice must describe the repurchase event, your right to elect repurchase of the New Secured Notes and the repurchase date. We must deliver a copy of the notice to the Trustee and cause a copy, or a summary of the notice, to be published in a newspaper of general circulation in New York, New York. You may exercise your repurchase rights by delivering written notice to us and the Trustee. The notice must be accompanied by New Secured Notes duly endorsed for transfer to us. You must deliver the exercise notice on or before the close of business on the thirty-fifth calendar day after the mailing date of the change of control notice.

        A repurchase event will be considered to have occurred if:

  1.
  a termination of listing of our common stock on a U.S. national securities exchange or trading on an established over-the-counter trading market in the U.S. occurs; or

  2.
  one of the following "change of control" events occurs:

  •
  any person or group is or becomes a beneficial owner of more than 50% of the voting power of our outstanding securities entitled to generally vote for directors;

  •
  our stockholders approve any plan or proposal for our liquidation, dissolution or winding up;

  •
  we consolidate with or merge into any other corporation or any other corporation merges into us and, as a result, our outstanding common stock is changed or exchanged for other assets or securities, unless our stockholders immediately before the transaction own, directly or indirectly, immediately following the transaction at least 51% of the combined voting power of the corporation resulting from the transaction in substantially the same proportion as their ownership of our voting stock immediately before the transaction;

  •
  we convey, transfer or lease all or substantially all of our assets to any person; or

  •
  the "continuing directors" do not constitute a majority of our board of directors at any time.

        However, we will not be deemed to have undergone a change in control if either:

    a)
    (1) the closing sale price of a share of our common stock, or, if no sale has taken place that day, the average of the closing bid and asked prices, for any 5 trading days during the 10 trading days immediately before the change in control is equal to at least 120% of the conversion price of $1.85 per share (or at the current adjusted conversion price if an adjustment has been made as provided in the New Secured Note Indenture), (2) our common stock is traded on a United States national securities exchange or quoted on Nasdaq National Market and (3) shares of our common stock issuable upon conversion of the New Secured Notes are freely transferable without requiring registration under the Securities Act, or

    b)
    in the case of a merger or consolidation otherwise constituting a change of control, (1) all of the consideration (excluding cash payments for fractional shares) in the transaction constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued and exchanged in connection with such change of control), (2) as a result of the transaction the New Secured Notes become convertible solely into such common stock, and (3) we or the entity formed by or surviving any change of control shall have a fixed charge coverage ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such change of control equal to or greater than 2 to 1, as if such change of control had occurred on the first day of such four-quarter period.

        The term "continuing director" means at any date a member of our board of directors:

    •
    who was a member of our board of directors on December 31, 2003; or

    •
    who was nominated or elected by at least a majority of the directors who were continuing directors at the time of the nomination or election or whose election to our board of directors was recommended by at least a majority of the directors who were continuing directors at the time of the nomination or election or by the nominating committee comprised of our independent directors.

        Under the above definition of continuing directors, if the current board of directors approve a new director or directors and then resigned, no change in control would occur, even though the current director or directors would then cease to be a director or directors. The interpretation of the phrase "all or substantially all" used in the definition of change in control would likely depend on the facts and circumstances existing at such time. As a result, there may be uncertainty as to whether or not a sale or transfer of "all or substantially all" of our assets has occurred.

        You may require us to repurchase all or any portion of your New Secured Notes upon a repurchase event. However, covenants under our senior indebtedness documents, including our bank revolving line of credit, may prevent us from paying the purchase price. If we are prohibited from repurchasing the New Secured Notes, we could seek consent from our lenders to repurchase the New Secured Notes. If we are unable to obtain their consent, we could attempt to refinance the New Secured Notes. If we were unable to obtain a consent or refinance, we would be prohibited from repurchasing the New Secured Notes. If we were unable to repurchase the New Secured Notes upon a repurchase event, it would result in an event of default under the New Secured Note Indenture, which could in turn result in an event of default under our other then-existing debt. In addition, the occurrence of the repurchase event may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the New Secured Notes under the subordination provisions of the New Secured Note Indenture.

        The change in control feature may not necessarily afford you protection in the event of a highly leveraged transaction, a change in control of us or similar transactions involving us. We could, in the future, enter into transactions including recapitalizations, that would not constitute a change in control but that would increase the amount of our senior indebtedness or other debt, to the extent permitted by the New Secured Note Indenture. If we incur significant amounts of additional debt, this could have an adverse effect on our ability to make payments on the New Secured Notes.

        Our board of directors does not have the right under the New Secured Note Indenture to limit or waive the repurchase right in the event of these types of leveraged transactions. Our requirement to repurchase New Secured Notes upon a change of control could delay, defer or prevent such change of control. As a result, the repurchase right may discourage:

  •
  a merger, consolidation or tender offer;

  •
  the assumption of control by a holder of a large block of our shares; and

  •
  the removal of incumbent management.

        The repurchase feature of the New Secured Notes is not the result of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by us to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a change of control, although it is possible that we would decide to do so in the future.

        The Exchange Act and SEC rules thereunder require the distribution of specified types of information to security holders in the event of issuer tender offers and may apply in the event of a repurchase. We will comply with these rules to the extent applicable.

Subordination

        The New Secured Notes are subordinated in right of payment to our existing and future senior indebtedness, including the right of payment of our bank.

Events of Default and Remedies

        The following events will constitute "events of default" under the New Secured Note Indenture:

  •
  failure to pay the principal or premium, if any, on any of the New Secured Notes when due;

  •
  failure to pay interest on the New Secured Notes when due if such failure continues for 30 days;

  •
  failure to deliver shares of the common stock, including cash for fractional shares, 5 days after conversion of a New Secured Note;

  •
  failure to perform any covenant in the New Secured Note indenture if such failure continues for 45 days after notice is given;

  •
  failure to repurchase any New Secured Note upon repurchase event, specifically a change of control or upon a termination of listing of the common stock on a U.S. national securities exchange or trading on an established over-the-counter trading market in the U.S. or to provide written notice to the holders of the New Secured Notes of such an event;

  •
  our failure or the failure of any of our significant subsidiaries to make payment at maturity of indebtedness in an aggregate principal amount in excess of $5 million, if such failure continues for a period of 30 days after notice of such default;

  •
  our default or the default of any of our significant subsidiaries that results in the acceleration of indebtedness in an aggregate principal amount in excess of $5 million if such indebtedness shall not have been discharged or such acceleration shall not have been rescinded or annulled within 30 days after notice of such default;

  •
  we or any of our significant subsidiaries commences a voluntary proceeding seeking liquidation, reorganization or other relief, or consents to any such relief or the appointment a trustee, receiver, liquidator, custodian or similar official in an involuntary case against us or any such subsidiary, or makes a general assignment for the benefit of creditors or otherwise fails to pay debts when they become due;

  •
  an involuntary case or other proceeding is commenced against us or any of our significant subsidiaries seeking liquidation, reorganization or other relief with respect to us or our debts or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official, and such case remains undismissed and unstayed for a period of 60 days;

  •
  a default occurs under any of the security documents, the liens created by the security documents do not constitute valid and perfected liens, or any of the security documents ceases to be in full force and effect (other than expiration in accordance with their terms or modification, waiver, termination or release in accordance with the terms of the New Secured Note Indenture), and such default continues for a period of 15 days following written notice of such default;

  •
  our failure to make, when due, any transfer, delivery, pledge, assignment or grant of collateral required to be made by us, and such failure continues for 10 business days after notice of such failure; or

  •
  Any guarantee given by one of our subsidiaries pursuant to the New Secured Note Indenture is held to be unenforceable or invalid in any material respect or ceases to be in full force and effect, or any subsidiary denies its guarantee obligations.

        If an event of default occurs and continues to occur, the principal and premium on the New Secured Notes may be declared to be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding New Secured Notes under circumstances set forth in the New Secured Note Indenture, will be able to rescind the acceleration of all events of default, other than the payment of principal of the New Secured Notes that become due solely because of the acceleration and events of defaults that are cured or waived as provided in the New Secured Note Indenture.

Covenants

Financial Covenants

        Under the New Secured Note Indenture, until the earlier of June 18, 2007, or any conversion, redemption or repurchase of all the New Secured Notes, we are prohibited from incurring any additional indebtedness other than:

  •
  indebtedness under the New Secured Notes and the subsidiary guarantees;

  •
  an aggregate principal amount not to exceed $38.18 million of the Existing Notes and New Subordinated Notes;

  •
  additional indebtedness that is pari passu with or subordinate to the New Secured Notes, not to exceed $20,000,000.00 in principal amount outstanding at any time ("pari passu indebtedness");

  •
  indebtedness not otherwise covered by any other clause which was outstanding on June 18, 2004, the date of execution of the New Secured Note Indenture;

  •
  our indebtedness to any of our designated subsidiaries and indebtedness of any designated subsidiary to us or another subsidiary;

  •
  indebtedness secured by our assets that is incurred by us or a designated subsidiary from any bank, commercial finance company, other commercial lender or financial institution in an amount not to exceed in the aggregate the greater of (x) $15,000,000, or (y) an amount equal to the sum of (i) eighty-five percent (85%) of the face amount of our accounts receivable aged less than ninety (90) days, and (ii) forty percent (40%) of our property, plant and equipment;

  •
  indebtedness of ours or any of our subsidiaries incurred or issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other indebtedness of ours or any of our subsidiaries (other than intercompany indebtedness); provided that (1) the principal amount (or accreted value, if applicable) of such indebtedness does not exceed the principal amount (or accreted value, if applicable) of the indebtedness extended, refinanced, renewed, replaced, defeased (whether legally or as to covenants only) or refunded (plus all accrued interest on such indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith); (2) such indebtedness has a final maturity date on or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Secured Notes, such indebtedness is subordinated in right of payment to the New Secured Notes on terms at least as favorable to the holders of New Secured Notes as those contained in the documentation governing the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (4) such indebtedness is incurred either by us or our subsidiary that is the obligor on the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  •
  indebtedness of a person existing at the time such person becomes one of our subsidiaries or assumed in connection with the acquisition by us of assets from such person, in an amount not to exceed $25,000,000 in the aggregate;

  •
  indebtedness that is subordinate to the New Secured Notes, not to exceed $114,500,000 in the aggregate, provided that that the express subordination provisions contained therein or otherwise pertaining thereto provide that (a) the obligor thereunder shall not be permitted to make any payments of principal in cash, or otherwise retire, redeem or repurchase such subordinate indebtedness for cash so long as any indebtedness under the New Secured Notes remains outstanding, provided so long as no event of default has occurred and is continuing hereunder such obligor shall be permitted to make regularly scheduled payment of interest on such subordinate indebtedness in cash as and when the same shall become payable, and (b) the holders of such subordinate indebtedness agree that during the occurrence and continuation of an event of default under the New Secured Note Indenture, such holders will not take any action to enforce their rights and remedies under such subordinate indebtedness (other than such actions which may be necessary to toll any statute of limitations or any filing of a proof of claim in any bankruptcy or insolvency proceeding);

  •
  indebtedness arising from bid, performance, appeal or surety bonds or similar bonds or instruments securing any obligations of us or any of our designated subsidiaries incurred in the ordinary course of business, which subsidiaries' guarantees, letters of credit, bonds or similar instruments do not secure other indebtedness;

  •
  disqualified stock issued in accordance with the requirements set forth below;

  •
  indebtedness (including capitalized lease obligations) incurred by us or any of our subsidiaries to finance the purchase, lease or improvement of property (real or personal) (whether through the direct purchase, lease or improvement of assets or purchase of the equity interests of any person owning such assets); provided that the aggregate principal amount of indebtedness outstanding under this clause does not exceed the lesser of (x) 10% of our consolidated total assets at the time of any incurrence thereof (including any indebtedness incurred in connection with a refinancing by us or our subsidiaries with respect thereto) or (y) $10,000,000;

  •
  indebtedness under obligations incurred pursuant to any foreign currency exchange agreement, option or futures contract or similar agreement or arrangement entered into for bona fide hedging purposes and not for speculative purposes, provided that that such obligations do not increase the indebtedness of us or any of our designated subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates, as applicable, or by reason of fees, indemnities and compensation payable thereunder;

  •
  indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such indebtedness is extinguished within four (4) business days of incurrence; and

  •
  indebtedness of us or any of our designated subsidiaries consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets.

        Under the New Secured Note Indenture, we may not, and we may not permit any of our subsidiaries to:

  •
  issue, assume or guarantee any indebtedness secured by any lien on any property, or any improvements, additions and accessions thereto and all proceeds thereof, owned as of the date of the New Secured Note Indenture or thereafter acquired by us or any designated subsidiary, other than (i) liens existing on the date the New Secured Notes are issued or provided for pursuant to agreements (and terms thereof) existing on the date the New Secured Notes are issued securing indebtedness (A) existing on the date the New Secured Notes are issued or (B) to be incurred under agreements existing on the date the New Secured Notes are issued; (ii) liens on the property of any person existing at the time such person becomes a designated subsidiary and not incurred as a result of (or in connection with or in anticipation of) such person becoming a designated subsidiary, provided that such liens do not extend to or cover any property of ours or any of our designated subsidiaries other than the property encumbered at the time such person becomes a designated subsidiary, all improvements, additions and accessions thereto and all proceeds thereof; (iii) liens affecting property existing at the time it becomes property of ours or any of our designated subsidiaries, and all improvements, additions and accessions thereto and all proceeds thereof; (iv) any lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any lien of any type permitted under clauses (i) through (iii) above, including any lien securing any refinancing indebtedness relating to the indebtedness referenced in clauses (i) through (iii) above, provided that lien extends to or covers only the property that is subject to the lien being extended, renewed or replaced and that the principal amount of indebtedness secured thereby shall not exceed the sum of (A) the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, (B) any expenses of ours and any of our designated subsidiaries (including any premium) incurred in connection with any such extension, renewal or replacement; (v) liens securing indebtedness of ours or any of our designated subsidiaries classified as "Permitted Indebtedness, (vi) liens securing pari passu indebtedness, (vi) other liens (exclusive of any lien of any type otherwise permitted under clauses (i) through (vi) above) securing indebtedness of ours or any of our designated subsidiaries in an aggregate principal amount that does not at the time such indebtedness is incurred exceed 20% of consolidated net tangible assets (as shown on our most recent audited consolidated balance sheet), and (vii) any interest or title of a lessor under any capitalized lease obligation otherwise permitted under the New Secured Note Indenture;

  •
  directly or indirectly: (i) declare or pay any dividend or make any distribution on account of our or any of our subsidiaries' equity interests (other than dividends or distributions payable in equity interests (other than disqualified stock)), dividends or distributions payable us or any of our designated subsidiaries, or dividends or distributions payable with respect to any shares of disqualified stock issued in compliance with the New Secured Note Indenture; (ii) purchase, redeem or otherwise acquire or retire for value any equity interests of ours or any direct or indirect parent of ours or other affiliate or subsidiary of ours (other than any such equity interests owned by us or any of our designated subsidiaries), any permitted employee repurchase or any qualified repurchase plan; or (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is contractually subordinated to the New Secured Notes, except at final maturity, other than through the purchase or acquisition by us of indebtedness through the issuance in exchange therefor of equity interests other than disqualified stock (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "restricted payments"), unless, at the time of and after giving effect to such restricted payment: (a) no default or event of default shall have occurred and be continuing or would occur as a consequence thereof; (b) we would, at the time of such restricted payment and after giving pro forma effect thereto as if such restricted payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to a fixed charge coverage ratio test set forth in the New Secured Note Indenture; and (c) such restricted payment, together with the aggregate of all other restricted payments made by us and our subsidiaries after the date of issue of the New Secured Notes (excluding restricted payments permitted by clauses (II) and (III) below), is less than the sum, without duplication, of (I) $5,000,000 plus (II) 50% of our consolidated net income for the period (taken as one accounting period) from June 1, 2004 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such restricted payment (or, if such consolidated net income for such period is a deficit, less 100% of such deficit), plus (III) to the extent not included in the amount described in clause (II) above, 100% of the aggregate net cash proceeds received by us after the date of issue of the New Secured Notes from the issue or sale of, or from additional capital contributions in respect of, our equity interests or debt securities or any subsidiary that have been converted into, or cancelled in exchange for, our equity interests (other than equity interests (or convertible debt securities) sold to one of our subsidiaries or an affiliates and other than disqualified stock or debt securities that have been converted into disqualified stock);

  •
  issue any disqualified stock or permit any of our subsidiaries to issue any shares of preferred stock; provided, however, that we may issue shares of disqualified stock if: (i) the fixed charge coverage ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such disqualified stock is issued would have been at least 1.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the disqualified stock had been issued at the beginning of such four-quarter period; (ii) no default or event of default shall have occurred and be continuing or would occur as a consequence thereof, and (iii) the terms of such disqualified stock expressly provide that we shall not be required to redeem such disqualified stock at any time prior to the date on which all amounts due under the New Secured Note Indenture, including without limitation all principal and interest due under the New Secured Notes, have been indefeasibly paid in full;

  •
  directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any of our designated subsidiaries to (i)(A) pay dividends or make any other distributions to us or any of our subsidiaries (1) on its capital stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any indebtedness owed to us or any of our subsidiaries, (ii) make loans or advances to us or any of our subsidiaries or (iii) transfer any of its properties or assets to us or any of our subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) existing indebtedness as in effect on the issue date of the New Secured Notes, and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the existing indebtedness as in effect on the issue date of the New Secured Notes, (b) the New Secured Note Indenture and the New Secured Notes, (c) applicable law, (d) any instrument governing acquired indebtedness or capital stock of a person acquired by us or any of our subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, (e) by reason of customary non-assignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the issue date of the New Secured Notes, provided, that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a lien, such lien constitutes a purchase money lien, (h) any restriction or encumbrance in the nature of clause (iii) above contained in contracts for sale of assets permitted by this indenture in respect of the assets being sold pursuant to such contract, (i) contractual encumbrances or restrictions in effect on the date of issuance of the New Secured Notes, (j) customary provisions contained in leases, licenses or other agreements entered into in the ordinary course of business or in permitted indebtedness, in each case which do not limit the ability of any designated subsidiary to take any of the actions described in clauses (i) through (iii) of this clause with respect to a material amount of dividends, distributions, Indebtedness, loans, advances or sales, leases or transfers of properties or assets, as applicable, (k) restrictions on cash or other deposits or net worth or similar type restrictions imposed by customers under contracts entered into in the ordinary course of business or (l) refinancing indebtedness, provided that the restrictions contained in the agreements governing such refinancing indebtedness are no more restrictive than those contained in the agreements governing the indebtedness being refinanced;

  •
  sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate (each of the foregoing referred to hereinafter as, an "affiliate transaction"), unless (i) such affiliate transaction is on terms that are no less favorable to us or our designated subsidiary than those that would have been obtained in a comparable transaction by us or such designated subsidiary with an unrelated person and (ii) we deliver to the Trustee (a) with respect to any affiliate transaction entered into after the date of the New Secured Note Indenture involving aggregate consideration in excess of $1,000,000, an officers' certificate certifying that such affiliate transaction complies with clause (i) above and that such affiliate transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any affiliate transaction involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to us or our designated subsidiary of such affiliate transaction from a financial point of view issued by an investment banking firm of national standing; provided that the following shall not be deemed to be affiliate transactions: (x) any employment agreement entered into by us or any of our subsidiaries in the ordinary course of business and consistent with the past practice of us or such designated subsidiary, (y) transactions between or among us and/or any of our designated subsidiaries, and (z) restricted payments permitted by the New Secured Note Indenture;

  •
  make any investments other than (a) investments in us or one of our designated subsidiaries; (b) any investments in cash equivalents; (c) investments by us or any of our subsidiaries in a person if as a result of such investment (i) such person becomes one of our designated subsidiaries and that is engaged in the development, manufacture, marketing, provision or sale of communications and communications-related services and products or any other business conducted by us on the issue date of the New Secured Notes, or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or any of our designated subsidiaries that is engaged in the development, manufacture, marketing, provision or sale of communications and communications-related services and products or any other business conducted by us on the issue date of the New Secured Notes; (d) investments outstanding as of the issue date of the New Secured Notes; and (e)(i) other investments that do not exceed $3,000,000 in the aggregate at any time outstanding, and (ii) if the amount specified in clause (e)(i) above has been fully utilized, other investments (in addition to those permitted by clause (e)(i) above) that (A) are each individually approved by the Board of Directors as evidenced by a resolution of the Board of Directors delivered to the Trustee contemporaneously with such investment and (B) in the aggregate do not exceed $3,000,000 at any time outstanding;

  •
  directly or indirectly, consummate any asset sale unless: (i) we or one of our designated subsidiaries, as the case may be, receives consideration at the time of any such asset sale at least equal to the fair market value of the asset sold or otherwise disposed of, (ii) at least 75% of the net proceeds from such asset sale are received in cash or cash equivalents (unless such asset sale is a lease) and (iii) with respect to any asset sale involving the equity interests of any of our designated subsidiaries, we shall sell all of the equity interests of such designated subsidiary that we own; provided, that the amount of (x) any liabilities (as shown on our or our restricted subsidiary's most recent balance sheet) of ours or any of our designated subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the New Secured Notes or a guarantee given by one of our subsidiaries) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or such designated subsidiary from further liability and (y) in the case of any asset sale constituting the transfer (by merger or otherwise) of all of the capital stock of a designated subsidiary, any liabilities (as shown on such designated subsidiary's most recent balance sheet) of such designated subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Secured Notes or a guarantee given by one of our subsidiaries) that will remain outstanding after such transfer and will not be a liability of ours or any of our designated subsidiaries following such transfer and (z) any securities, notes or other obligations received by us or any such designated subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by us or such designated subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

    Within 365 days after the receipt of proceeds in respect of any asset sale, we must use all such proceeds either to invest in properties and assets used in the development, manufacture, marketing, provision or sale of communications and communications-related services and products or any other business conducted by us on the issue date of the New Secured Notes (including, without limitation, a capital investment in any person which becomes a designated subsidiary) and/or to reduce indebtedness under the Credit Agreement, the New Secured Notes, any pari passu indebtedness or indebtedness of a designated subsidiary; provided, that when any non-cash proceeds are liquidated, such proceeds (to the extent they are asset sale proceeds) will be deemed to be asset sale proceeds at that time. When the aggregate amount of asset sale proceeds that are not invested or used to reduce indebtedness under the Credit Agreement, the New Secured Notes, any pari passu indebtedness or indebtedness of a designated subsidiary ("excess proceeds") exceeds $10,000,000, we shall make an offer (an "excess proceeds offer") to apply the excess proceeds to repurchase the New Secured Notes at a purchase price equal to 100% of the principal amount of such New Secured Notes, plus accrued and unpaid interest to the date of purchase. If we are required to do so by the terms of any senior indebtedness or pari passu indebtedness, the excess proceeds offer may be made ratably to purchase the New Secured Notes and such other senior indebtedness or pari passu indebtedness on the terms contemplated by such other indebtedness at a purchase price not to exceed 100% of the principal amount of such other indebtedness plus accrued and unpaid interest to the date of purchase. To the extent that the aggregate principal amount of the New Secured Notes (plus accrued interest thereon) (and, if applicable, such other indebtedness) tendered pursuant to the excess proceeds offer is less than the excess proceeds, we may use such deficiency, or a portion thereof, for general corporate purposes or for other purposes permitted under the New Secured Note Indenture. If the aggregate principal amount of the New Secured Notes surrendered by holders thereof (and, if applicable, such other indebtedness surrendered by holders thereof) exceeds the amount of excess proceeds allocated to the New Secured Notes, we shall select the New Secured Notes to be purchased in accordance with the procedures (including prorating in the event of oversubscription) described below.

    Within 10 days following the occurrence of an event which mandates an excess proceeds offer, we shall mail a notice to the Trustee and to each holder of the New Secured Notes stating: (i) that the excess proceeds offer is being made pursuant to the terms of the New Secured Note Indenture and that all New Secured Notes tendered and not subsequently withdrawn will be accepted for payment and paid for by us; (ii) the offer amount and purchase price and the purchase date (which shall not be less than 30 days nor more than 60 days after the date such notice is mailed); (iii) that any New Secured Note not tendered shall continue to accrue interest and be convertible and shall continue to be governed by the terms of the New Secured Note Indenture in all respects; (iv) that, unless we default in the payment thereof, all New Secured Notes accepted for payment pursuant to the excess proceeds offer shall cease to accrue interest on and after the payment date and cease to be convertible; (v) that holders electing to have any New Secured Notes purchased pursuant to an excess proceeds offer will be required to surrender the New Secured Notes to be purchased to the paying agent at the address specified in the notice prior to the close of business on the business day next preceding the respective payment date; (vi) that holders of the New Secured Notes will be entitled to withdraw their election on the terms and conditions set forth in such notice; (vii) that holders whose New Secured Notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the New Secured Notes surrendered, provided, that each New Secured Note purchased and each such new note issued shall be in a principal amount of $1,000 or integral multiples thereof; (viii) briefly, the conversion rights of holders of the New Secured Notes; (ix) the conversion price and any adjustments thereto, the date on which the right to convert the New Secured Notes will terminate and the places where such New Secured Notes may be surrendered for conversion; and (x) that holders who want to convert their New Secured Notes must satisfy the requirements set forth in the New Secured Notes.

    Holders electing to have a New Secured Note purchased shall be required to surrender the New Secured Note, with an appropriate form duly completed, to the paying agent at the address specified in the notice prior to the close of business on the business day next preceding the payment date. Holders shall be entitled to withdraw their election if the Trustee or we receives not later than one business day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the New Secured Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such New Secured Note purchased. If on the payment date the aggregate principal amount of New Secured Notes exceeds the offer amount, we shall select the New Secured Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by us so that only New Secured Notes in denominations of $1,000, or integral multiples thereof, shall be purchased).

    On the payment date, we shall (i) accept for payment all New Secured Notes or portions thereof tendered and not theretofore withdrawn and which are selected for repurchase pursuant to the offer, (ii) deposit with the paying agent immediately available funds sufficient to pay the purchase price of all New Secured Notes or portions thereof accepted for payment, and (iii) deliver or cause to be delivered to the Trustee all New Secured Notes so tendered, together with an officers' certificate specifying the New Secured Notes or portions thereof tendered to us or the paying agent and an authentication order, if new notes are to be issued. The paying agent shall promptly mail or deliver to each holder of New Secured Notes so tendered payment in an amount equal to the purchase price for such New Secured Notes, and the Trustee shall promptly authenticate and mail or deliver to such holder one or more certificates evidencing New Secured Notes equal in aggregate principal amount to any unpurchased portion of the New Secured

    Notes surrendered; provided, that each such New Secured Note shall be in a principal amount of $1,000 or integral multiples thereof.

  •
  directly or indirectly permit any designated subsidiary to guarantee any indebtedness of ours other than indebtedness under the Credit Agreement, the New Secured Notes, the pari passu indebtedness, other permitted indebtedness and, to the extent permitted by the New Secured Note Indenture, currency hedge obligations.

  •
  acquire or create, directly or indirectly, another domestic subsidiary (other than a subsidiary that is also a subsidiary of a designated subsidiary that is not a subsidiary guarantor) after the date of the New Secured Note Indenture, unless such newly acquired or created domestic subsidiary shall become a subsidiary guarantor and execute a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the New Secured Note Indenture; provided, that subsidiaries that have been properly designated as unrestricted subsidiaries by our board of directors in accordance with the New Secured Note Indenture shall not be subject to these requirements and shall be released from all obligations under any a guarantee given by one of our subsidiaries, in each case for so long as they continue to constitute unrestricted subsidiaries; and

  •
  sell, directly or indirectly, any shares of capital stock of a designated subsidiary (including options, warrants, or other rights to purchase shares of such capital stock) except: (i) to us or one of our wholly-owned subsidiaries; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of capital stock of designated subsidiaries which are foreign subsidiaries, to the extent required by applicable law; or (iii) issuances or sales of common stock of a designated subsidiary so long as immediately giving effect to the issuance or sale, the designated subsidiary would no longer constitute a designated subsidiary, provided, that (x) the proceeds therefrom shall be treated as proceeds from an asset sale and (y) any investment in any person remaining after giving effect to the issuance or sale that would have been a permitted investment if made on the date of the issuance or sale.

        Under the New Secured Note Indenture, we are required to:

  •
  preserve the liens granted under the security agreements between the collateral agent and us and each the designated subsidiaries, and undertake all actions which are required by applicable law to maintain the liens of the collateral agent in the collateral in full force and effect at all times (including the relevant priority thereof), and (b) preserve and protect the collateral and protect and enforce our rights and title and the rights of the collateral agent to the collateral, including, without limitation, the making or delivery of all filings and recordations, the payment of fees and other charges and the issuance of supplemental documentation for such purposes.

Non-Financial Covenants

        Under the New Secured Note Indenture, we are required to:

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  duly and punctually pay the principal of and premium, if any, and interest on each of the New Secured Notes;

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  maintain an office or agency in the Borough of Manhattan, The City of New York, where the New Secured Notes may be surrendered for registration of transfer or exchange or for presentation for payment or for conversion, redemption or repurchase and where notice and demands to or upon us in respect of the New Secured Notes and New Secured Note Indenture may be served;

  •
  appoint a Trustee whenever necessary to avoid or fill a vacancy in the office of Trustee, so that at all times there will be a Trustee under the New Secured Note Indenture;

  •
  cause any paying agent that we appoint other than the Trustee to execute and deliver to the Trustee an instrument in which it agrees to (i) hold all sums in trust for the benefit of the holders of the New Secured Notes, (ii) give the Trustee notice of any failure by us to make any payment of the principal of and premium, if any, or interest on the New Secured Notes when the same is due and payable, and (iii) pay to the Trustee all sums held in trust upon an event of default under the New Secured Note Indenture. If we act as our own paying agent, we must, on or before each due date of the principal of, premium, if any, or interest on the New Secured Notes, set aside and hold in trust for the benefit of the holders of the New Secured Notes a sum sufficient to pay such principal, premium, if any, or interest becoming due, and we must notify the Trustee of our failure to take any such action or any failure to make any payment when due;

  •
  do all things necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of the designated subsidiaries and our rights, licenses and franchises and the rights, licenses and franchises of the designated subsidiaries;

  •
  agree not to claim or take advantage of any stay, extension or usury law or other law, whenever enacted, that would prohibit or forgive us from paying all or any portion of the principal of or interest on the New Secured Notes;

  •
  deliver to the Trustee within 120 days after the end of each fiscal year an officer's certificate, signed by our principal executive, principal financial or principal accounting officer, stating whether, to the best of their knowledge, the signer knows of any default under the New Secured Note Indenture that occurred during such period, and describing the nature of such default;

  •
  execute and deliver any further instruments and do any further acts, as may be requested by the Trustee, that are reasonably necessary to carry out the purposes of the New Secured Note Indenture;

  •
  pay or discharge any material tax, assessment, charge, or claim;

  •
  maintain with financially sound and reputable insurance companies insurance in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and

  •
  while any New Secured Note is outstanding, timely file with the SEC and provide a copy to the Trustee and to each holder of New Secured Notes, and, upon request, any beneficial owner of New Secured Notes without cost, all such reports and other information as may be required by Section 13 or 15(d) of the Exchange Act, including, without limitation, Forms 10-K, 10-Q and 8-K. Upon request without cost, we shall also provide holders and beneficial owners of New Secured Notes copies of all officers' certificates delivered to the Trustee. At such time as we are not subject to the reporting requirements of the Exchange Act, promptly after the same would be required to be filed with the SEC if we then were subject to Section 13 or 15(d) of the Exchange Act, we shall file with the Trustee and supply to each holder and, upon request, to any beneficial owner of New Secured Notes and any prospective purchaser of New Secured Notes, without cost, copies of its financial statements and certain other reports or information comparable to that which we would have been required to report pursuant to Sections 13 and 15(d) of the Exchange Act, including, without limitation, the information that would be required by Forms 10-K, 10-Q and 8-K. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officers' certificates).

Modifications of the New Secured Notes Indenture

        The consent of the holders of a majority in principal amount of the outstanding New Secured Note affected is required to make a modification or amendment to the New Secured Note Indenture. However, a modification or amendment requires the consent of the holder of each outstanding New Secured Note affected if it would:

  •
  extend the fixed maturity of any New Secured Note;

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  reduce the interest rate or change the time of payment of interest on any New Secured Note;

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  reduce the principal amount or any premium of any New Secured Note;

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  reduce any amount payable upon redemption or repurchase of any New Secured Note;

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  adversely change our obligation to repurchase any New Secured Note upon the happening of an event requiring such repurchase;

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  adversely change the holder's right to institute suit for the payment of any New Secured Note;

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  change the place where, or currency in which, any New Secured Note is payable;

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  adversely modify the right to convert the New Secured Notes;

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  adversely modify the subordination provisions of the New Secured Notes;

  •
  change the percentage required to consent to modifications and amendments;

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  reduce the percentage in aggregate principal amount of outstanding New Secured Notes required for the adoption of a resolution or the quorum required at any meeting of holders of New Secured Notes at which a resolution is adopted; or

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  reduce the percentage of outstanding New Secured Notes necessary for waiver of compliance with certain provisions of the New Secured Notes Indenture or for the waiver of certain defaults; or

Satisfaction and Discharge

        We may discharge our obligations under the New Secured Note Indenture while New Secured Notes remain outstanding if:

  •
  all New Secured Notes will become due in one year or are scheduled for redemption in one year; and

  •
  we deposit sufficient funds to pay all outstanding New Secured Notes on their scheduled maturity or redemption date.

Notices

        Notice to holders of the New Secured Notes will be given by mail to the addresses of such holders as they appear in the security register. Such notices will be deemed to have been given on the date of mailing of the notice.

Replacement of Notes

        We will replace New Secured Notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated New Secured Notes or evidence of the loss, theft or destruction thereof satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed New Secured Note, indemnity satisfactory to the Trustee and to us may be required at the expense of the holder of such New Secured Note before a replacement New Secured Note will be issued.

Governing Law

        The New Secured Notes and the New Secured Note Indenture are governed by the laws of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

        We have appointed the Trustee as the initial paying agent, conversion agent, registrar and custodian for the New Secured Notes. We may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business. In addition, the Trustee and its affiliates may in the future provide banking and other services to us in the ordinary course of their business.

        If the Trustee becomes one of our creditors, the New Secured Note Indenture and the Trust Indenture Act of 1939 may limit the right of the Trustee to obtain payment on or realize on security for its claims. If the Trustee develops any conflicting interest with the holders of New Secured Notes or us, it must eliminate the conflict or resign.

Conversion, Registration, Transfer and Exchange of the New Secured Notes

        You can convert your New Secured Notes by delivering the New Secured Notes to an office or agency of the Trustee in the Borough of Manhattan, the City of New York, along with a duly signed and completed notice of conversion, a form of which may be obtained from the Trustee. In the case of a global security, DTC will effect the conversion upon notice from the holder of a beneficial interest in the global security in accordance with DTC's rules and procedures. The conversion date will be the date on which the New Secured Note and the duly signed and completed notice of conversion are delivered. As promptly as practicable on or after the conversion date, but no later than three business days after the conversion date, we will issue and deliver to the conversion agent certificates for the number of full shares of common stock issuable upon conversion, together with any cash payment for fractional shares. If you have previously elected to have us repurchase your New Secured Notes, you will have to withdraw such election prior to conversion.

        Holders will not be required to pay a service charge for the conversion, registration, exchange or transfer of their New Secured Notes. We may, however, require holders to pay any tax or other governmental charge in connection with the transfer or exchange of the New Secured Notes other than stamp or other duties imposed with respect to the issuance of the New Secured Notes. We are not required to exchange or register the transfer of:

  •
  any New Secured Note for a period of 15 days before selection for redemption;

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  any New Secured Note or portion selected for redemption;

  •
  any New Secured Note or portion surrendered for conversion; or

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  any New Secured Note or portion surrendered for repurchase but not withdrawn in connection with a change of control.

Form, Denomination and Registration

        The New Secured Notes are evidenced by a global security initially deposited with DTC, and registered in the name of Cede & Co. as DTC's nominee. The global security has been deposited with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC, as described below.

        Transfers of beneficial interests in the global security are subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

        Except as set forth below, the global security may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        THE DESCRIPTIONS OF THE OPERATIONS AND PROCEDURES OF DTC THAT FOLLOW ARE PROVIDED SOLELY AS A MATTER OF CONVENIENCE. THESE OPERATIONS AND PROCEDURES ARE SOLELY WITHIN THE CONTROL OF DTC AND ARE SUBJECT TO CHANGES BY THEM FROM TIME TO TIME. WE TAKE NO RESPONSIBILITY FOR THESE OPERATIONS AND PROCEDURES AND URGES INVESTORS TO CONTACT DTC OR ITS PARTICIPANTS DIRECTLY TO DISCUSS THESE MATTERS.

        Institutions that have accounts with DTC or its nominees (called "participants") may own a beneficial interest in a global New Secured Note. Persons that are not participants may beneficially own interests in the global security held by DTC only through participants or banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). So long as Cede, as the nominee of DTC, is the registered owner of the global security, Cede will be considered the sole holder of the global security for all purposes. Except as provided below, owners of beneficial interests in the global security will not:

  •
  be entitled to have certain certificates registered in their names;

  •
  be entitled to receive physical delivery of certificates in definitive form; or

  •
  be considered the registered holders thereof.

        A beneficial interest in the global security may not be exchanged for a New Secured Note in certificated form unless (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the global security or (y) has ceased to be a clearing agency registered under the Exchange Act and in either case we fail to appoint a successor depositary, (ii) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the New Secured Notes in certificated form or (iii) an event of default or any event which after notice or lapse of time or both would be an event of default occurs, and is continuing, with respect to the New Secured Notes. In all cases, certificated New Secured Notes delivered in exchange for any global security or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

        Transfers between participants will be affected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, holders may be unable to transfer beneficial interests in the global security to those persons.

        We will make cash payments of interest on and principal and redemption or repurchase price of the global security to Cede, the nominee for DTC as the registered holder of the global security. We will make these payments by wire transfer of immediately available funds. Neither we, the Trustee nor any paying agent will have any responsibility or liability for:

  •
  any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security; or

  •
  maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the New Secured Notes represented by the global security as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to owners of beneficial interests in New Secured Notes represented by the global security held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

        We will send any redemption notices to Cede. We will understand that if less than all of the New Secured Notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

        We also understand that neither DTC nor Cede will consent or vote with respect to the New Secured Notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the New Secured Notes are credited on the record date identified in a listing attached to the omnibus proxy.

        A person having a beneficial interest in New Secured Notes represented by the global security may be unable to pledge that interest to persons or entities that do not participate in the DTC system, or to take other actions in respect of that interest, because that beneficial interest is not represented by a physical certificate.

        We and the Trustee have no responsibility for the performance by DTC, its participants and its indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of New Secured Notes, including the presentation of New Secured Notes for conversion as described below, only at the direction of one or more participants whose DTC accounts are credited with interests in the global security and only in respect of the principal amount of the New Secured Notes represented by the global security as to which those participants have given such a direction.

        DTC has advised us as follows:

  •
  DTC is a limited purpose trust company organized under the laws of the State of New York;

  •
  DTC is a member of the Federal Reserve System;

  •
  DTC is a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  DTC is a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include other types of organizations. Some of the participants, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC is under no obligation to perform or continue to perform the above procedures, and these procedures may be discounted at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause New Secured Notes to be issued in definitive form in exchange for the global security.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global New Secured Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global New Secured Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

PLAN OF DISTRIBUTION

        We are registering the New Secured Notes, the shares of common stock underlying the New Secured Notes and the Warrants, and the shares held by our investment banker, Imperial Capital, LLC, on behalf of the selling securityholders. Sales of securities may be made by "selling securityholders," which such term includes their respective donees, transferees, pledgees or other successors-in-interest, from time to time in the over-the-counter market, any other exchange upon which our shares may trade in the future, or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The securities may be sold by one or more of, or a combination of, the following:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  through the settlement of short sales entered into after the date of this prospectus;

  •
  put or call option transactions relating to the securities; or

  •
  any other method permitted by applicable law.

        The offering of the common stock and the New Secured Notes offered by the selling securityholders pursuant to this prospectus is limited to, and such securities may be sold in California only to, suitable investors who have (A) a minimum net worth of at least $75,000 and a minimum gross income of $50,000, or (B) in the alternative, a minimum net worth of $150,000, in both instances exclusive of their home, home furnishings and automobile, PROVIDED, that in either case, the investment may not exceed 10% of the investor's total net worth. Also, a "small investor" who, including the offering pursuant to this prospectus, has not purchased more than $2,500 worth of our securities in past twelve months, may also purchase common stock or New Secured Notes offered pursuant to this prospectus in an amount not to exceed $2,500 in the aggregate. Each California investor will be required to confirm in writing to the applicable selling securityholder its compliance with the foregoing suitability standards.

        The selling securityholders may effect these transactions by selling securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent permitted by applicable law, the selling securityholders may also sell securities short and deliver securities covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling securityholders have not advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

        To the extent permitted by applicable law, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may, to the extent permitted by applicable law, engage in short sales of the securities in the course of hedging positions they assume with the selling securityholders. To the extent permitted by applicable law, the selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of securities offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the securities pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

        The selling securityholders and any broker-dealers that act in connection with the sale of securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by broker-dealers or any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against liabilities, including liabilities arising under the Securities Act.

        The selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders and any other person participating in the distribution of the securities will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities.

        Because selling securityholders may be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders may be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders and any other person participating in the distribution of the securities will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities.

        The selling securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rules 144 and, in some circumstances, Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of such Rules 144 and 144A, rather than under this prospectus.

        Upon being notified by a selling securityholder that a material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, or a post-effective amendment to the registration statement, of which this prospectus is a part, if required under the Securities Act, disclosing:

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  the name of the selling securityholder and of the participating broker-dealer(s);

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  the number of securities involved;

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  the initial price at which the securities were sold;

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  the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

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  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

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  other facts material to the transactions.

        This prospectus may also be may be amended or supplemented from time to time, if required, to describe a specific plan of distribution.

        We are paying all expenses and fees in connection with the registration of the securities. The selling security-holders will bear all brokerage discounts or commissions paid to broker-dealers in connection with the sale of the securities. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities in connection with the sale of securities under this prospectus, including liabilities under the Securities Act.

        In addition, upon our company being notified by a selling securityholder that a donee, pledge, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

LEGAL MATTERS

        The validity of the securities has been passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts.

EXPERTS

        The financial statements of iBasis, Inc. incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 233 Broadway, New York, New York 10279 and at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the Commission's Web site at http://www.sec.gov.

        We have filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with the Commission with respect to the securities being offered pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information with respect to the Company and the securities being offered pursuant to this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important business, financial and other information in this prospectus by referring you to those documents, instead of reproducing that information in this prospectus. The information incorporated by reference is part of this prospectus, unless and until that information is updated and superceded by the information contained in this prospectus or any information is filed with the SEC and incorporated later.

        We incorporate by reference the following documents and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering described under "Plan of Distribution":

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  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004, filed on March 28, 2005;

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  The description of our common stock contained in our registration statement on Form S-1 (File No. 333-85545), filed with the Securities and Exchange Commission on August 19, 1999 under Section 12(g) of the Securities Exchange Act including any amendment or report filed for the purpose of updating such description.

        Upon request, we will provide without charge to each person to whom a copy of this prospectus is delivered, a copy of any information that was incorporated by reference in the prospectus (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the prospectus). We will also provide upon request, without charge to each person to whom a copy of this prospectus is delivered, a copy of all documents filed from time to time by iBasis with the SEC pursuant to the Securities Exchange Act of 1934. Requests for copies should be directed to Mr. Richard Tennant, Chief Financial Officer, iBasis, Inc. 20 Second Avenue, Burlington, MA 01803 or by phone at (781) 505-7500.

        In addition to the documents listed above, we also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of initial filing and prior to the effectiveness of the registration statement of which this prospectus is a part, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. No offer of these securities is being made in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

        We have not authorized any dealer, sales person, or any other person to give any information or to make any representations not contained in this Prospectus in connection with any offering other made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to the date hereof.

iBasis, Inc.

$29,000,000 of 8% Secured Convertible Notes
due 2007

20,961,971 Shares of Common Stock

Guarantees

PROSPECTUS

April 20, 2005